Exhibit 99.1

Knology Reports Fourth Quarter and Year-End 2011 Results

WEST POINT, Ga.--(BUSINESS WIRE)--February 16, 2012--Knology, Inc. (Nasdaq: KNOL):

FOURTH QUARTER HIGHLIGHTS:

  Revenue increased to $129.3 million for the fourth quarter 2011 and to $518.6 million for the full year, representing growth of 4.6% and 12.8%, respectively, compared to 2010.
  EBITDA, as adjusted, increased to $46.3 million for the fourth quarter 2011 and to $187.1 million for the full year, representing growth of 5.9% and 17.6%, respectively, compared to 2010.
  GAAP operating income increased to $19.6 million for the fourth quarter 2011 and to $82.7 million for the full year, representing growth of 19.9% and 33.3%, respectively, compared to 2010.
  Net income, pro forma for non-cash interest charges related to the accounting for interest rate swap contracts and the one-time charges related to the debt modification, was $43.1 million in 2011 compared to $20.0 million in 2010, representing an increase of 115%.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $19.3 million in the fourth quarter and $54.1 million for the full year 2011, an increase of 40% over full year 2010. Capital expenditures amounted to $17.8 million in the fourth quarter and $98.9 for the full year 2011, including the investment related to the high ROI network edge-out projects. Knology ended 2011 with $88.3 million of cash and short term investments on the balance sheet.
  Net connections grew by 1,766 in the fourth quarter and 28,988 for the full year. Annual additions included 1,262 video connections, 8,292 voice connections, and 19,434 data connections. The full year net connections include approximately 9,000 connections acquired in the Fort Gordon transaction, which occurred in the second quarter of 2011.
  Subsequent to year end, as previously announced, Knology closed the acquisition of E Solutions Corporation for $13.8 million in cash. E Solutions is a premiere provider of colocation and data center services, operating two state-of-the-art SAS 70 Type II certified data centers in Tampa, FL. The Company funded the acquisition with cash on hand. The operations of E Solutions represent approximately $4.0 million of annualized revenue and $1.6 million of annualized EBITDA.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2011.

“During 2011, we focused on growing the connections base for the future benefit of the business. We were successful as demonstrated by the 20,000 RGUs added to our core markets during 2011,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “Our edge-out initiative is adding strong growth and our legacy market territory continues to grow as well. Our emphasis on the customer experience and providing quality customer service continues to be a winning formula in the market.”

Todd Holt, Knology’s President, added, “2011 proved to be a good year for Knology as we delivered on our internal growth strategy spearheaded by our edge out initiative and made significant progress in the integration of our recent acquisitions. Our 2011 efforts produced 18% growth in EBITDA and 40% growth in free cash flow for 2011 versus 2010. Knology is well positioned both operationally and from a balance sheet perspective to deliver another solid year of results in 2012.”

Total revenue for the fourth quarter of 2011 was $129.3 million, compared to revenue of $123.6 million for the same period one year ago and $130.0 million for the third quarter 2011. Knology reported EBITDA, as adjusted, of $46.3 million for the fourth quarter of 2011. EBITDA, as adjusted, was $43.7 million in the fourth quarter of 2010 and $45.2 million in the third quarter 2011.

For the fourth quarter of 2011, Knology reported net income of $11.6 million, or $0.31 per basic share and $0.30 per diluted share, compared with a net loss of $13.0 million, or $(0.35) per basic and diluted share, for the fourth quarter of 2010. Net income was $0.27 per basic share and $0.26 per diluted share, for the 3rd quarter 2011. Excluding the accounting treatment of the company’s debt transactions and interest rate swaps, Knology posted net income of $10.1 million for the fourth quarter of 2011, compared with net income of $5.1 million for the fourth quarter of 2010 and $8.6 million for the previous quarter.

For the year of 2011, adjusting for the noncash interest rate swap accounting and the one-time debt modification items Knology posted net income of $43.1 million, or $1.15 per share compared to net income of $20.0 million, or $0.54 per share for 2010. With the non-cash items included for the year, Knology posted net income of $48.3 million for 2011, or $1.29 per basic share and $1.24 per diluted share, compared with a net loss of $4.6 million, or $(0.12) per basic and diluted share for 2010.

Knology ended 2011 with 795,349 connections, adding 1,766 net connections during the fourth quarter and 28,988 net connections for the full year. For the year, residential connections were up 26,596 units, or 4.1%, and business connections were up 2,392 units, or 2.1%. The full year connections include approximately 9,000 connections acquired in the Fort Gordon acquisition, which closed during the second quarter. For the year, the company added 19,434 high-speed internet/data connections, 8,292 voice connections and 1,262 video connections.

Average monthly revenue per connection was $54.17 for the fourth quarter 2011 compared to $53.61 in the fourth quarter of 2010. Average monthly revenue per connection by product for the fourth quarter was $74.18 for video, $41.08 for voice and $42.68 for data. Average monthly connection churn during the fourth quarter was 2.5%, compared to 2.5% for the same period one year ago and 2.9% in the previous quarter.

Fourth Quarter Key Operating Metrics

	Q4	Q4	% Change
	2011	2010	vs. Q4 2010
Marketable Homes Passed	1,087,341	1,045,355	4.0%

Connections
Video	256,653	255,391	0.5%

Voice
On-Net	262,093	255,302	2.7%
Off-Net	14,514	13,013	11.5%
Total Telephone	276,607	268,315	3.1%

Data
High Speed Data	261,562	241,848	8.2%
Dial-Up	527	807	-34.7%
Total Data	262,089	242,655	8.0%

Total On-Net Connections	780,308	752,541	3.7%
Total Connections	795,349	766,361	3.8%

Residential Connections	677,213	650,617	4.1%
Business Connections	118,136	115,744	2.1%

Average Monthly Revenue Per Connection	$54.17	$53.61

Average Monthly Connection Churn	2.5%	2.5%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2011, which will be broadcast live over the Internet, on Thursday, February 16, 2012 at 8:30 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Thursday, March 1, 2012, by dialing 855-859-2056 or local 404-537-3406. You will need to refer to Confirmation I.D. 44800046.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; loss on disposal of discontinued operations; debt modification expense; loss on debt extinguishment; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net income (loss) for the three month and annual periods ended December 31, 2010 and 2011 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net income (loss) for the three month and annual periods ended December 31, 2010 and 2011 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating Revenues:
Video	$57,344	$56,667	$234,811	$206,840
Voice	34,115	32,337	134,790	127,913
Data	33,423	29,676	128,879	107,587
Other	4,406	4,884	20,102	17,206
Total Revenue	129,288	123,564	518,582	459,546

Direct costs	41,411	38,898	165,759	148,108
Selling, general and administrative expenses	43,608	45,210	173,881	161,819
Depreciation and amortization	24,624	23,069	96,242	87,594
Operating Income	19,645	16,387	82,700	62,025

Interest income	1	34	68	322
Interest expense	(9,542)	(11,375)	(38,963)	(42,504)
Debt modification expense	0	0	(225)	0
Loss on debt extinguishment	0	(19,788)	0	(19,788)
Non-cash gain on interest rate swaps	1,504	1,683	5,402	4,646
Non-cash amortization of deferred loss on interest rate swaps	0	0	0	(9,450)
Other income (expense), net	(51)	21	(368)	161
Income from Continuing Operations	11,557	(13,038)	48,614	(4,588)
Loss from Discontinued Operations	0	0	(330)	0

Net Income (Loss)	$11,557	$(13,038)	$48,284	$(4,588)

Basic net income (loss) per share	$0.31	$(0.35)	$1.29	$(0.12)

Diluted net income (loss) per share	$0.30	$(0.35)	$1.24	$(0.12)

Basic weighted average shares outstanding	37,726,065	37,100,823	37,463,062	36,896,346

Diluted weighted average shares outstanding	39,143,031	37,100,823	38,994,575	36,896,346

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

ASSETS	12/31/2011	12/31/2010

Current assets:
Cash and cash equivalents	$84,866	$47,120
Restricted cash	2,164	1,401
Certificates of deposit	1,220	6,105
Accounts receivable, net	37,678	37,504
Prepaid expenses and other	2,950	3,373
Total current assets	128,878	95,503

Property, plant & equipment, net	414,599	400,347
Investments	11,894	4,011
Debt issuance & debt modification costs, net	10,834	8,167
Goodwill, intangible assets and other	290,541	279,650

Total assets	$856,746	$787,678

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$17,375	$9,561
Accounts payable	30,888	28,217
Accrued liabilities	21,584	20,360
Unearned revenue	17,076	16,949
Interest rate swap	1,297	0
Total current liabilities	88,220	75,087

Long term debt, net of current portion	727,233	721,751
Interest rate swaps	21,027	6,699
Total liabilities	836,480	803,537

Common stock	378	372
Additional paid in capital	619,354	610,492
Accumulated other comprehensive loss	(21,027)	0
Accumulated deficit	(578,439)	(626,723)
Total stockholders’ equity (deficit)	20,266	(15,859)

Total liabilities and stockholders’ equity	$856,746	$787,678

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss) Unaudited (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$11,557	$(13,038)	$48,284	$(4,588)
Depreciation and amortization	24,624	23,069	96,242	87,594
Non-cash stock compensation	1,582	1,967	6,652	6,409
M&A integration & restructuring expense	416	2,265	1,477	3,052
Loss on disposal of discontinued operations	0	0	330	0
Interest expense, net	9,541	11,341	38,895	42,182
Debt modification expense	0	0	225	0
Loss on debt extinguishment	0	19,788	0	19,788
Non-cash gain on interest rate swaps	(1,504)	(1,683)	(5,402)	(4,646)
Non-cash amortization of deferred loss on interest rate swaps	0	0	0	9,450
Other (income) loss	51	(21)	368	(161)
EBITDA, as adjusted	$46,267	$43,688	$187,071	$159,080
Capitalized expenditures	(17,771)	(18,764)	(98,872)	(76,846)
Cash interest paid, net	(9,168)	(11,586)	(34,092)	(43,461)
Free cash flow	$19,328	$13,338	$54,107	$38,773

CONTACT:
Knology, Inc.
M. Todd Holt, President, 706-645-8752
todd.holt@knology.com